Exhibit 12.1
Digital Realty Trust, Inc. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Income from continuing operations before noncontrolling interests	$256,267	$431,852	$301,591	$203,415	$320,449
Interest expense	258,642	236,480	201,435	191,085	189,399
Interest within rental expense (1)	27,490	27,879	8,208	5,393	7,687
Noncontrolling interests in consolidated joint ventures	(4,238)	(367)	(460)	(465)	(595)
Earnings available to cover fixed charges	$538,161	$695,844	$510,774	$399,428	$516,940
Fixed charges:
Interest expense	$258,642	$236,480	$201,435	$191,085	$189,399
Interest within rental expense (1)	27,490	27,879	8,208	5,393	7,687
Capitalized interest	21,714	16,324	12,851	20,373	26,277
Total fixed charges	307,846	280,683	222,494	216,851	223,363
Preferred stock dividends	68,802	83,771	79,423	67,465	42,905
Fixed charges and preferred stock dividends	$376,648	$364,454	$301,917	$284,316	$266,268
Ratio of earnings to fixed charges	1.75	2.48	2.30	1.84	2.31
Ratio of earnings to fixed charges and preferred stock dividends	1.43	1.91	1.69	1.40	1.94

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Income from continuing operations before noncontrolling interests	$256,267	$431,852	$300,226	$203,415	$320,449
Interest expense	258,642	236,480	202,800	191,085	189,399
Interest within rental expense (1)	27,490	27,879	8,208	5,393	7,687
Noncontrolling interests in consolidated joint ventures	(4,238)	(367)	(460)	(465)	(595)
Earnings available to cover fixed charges	$538,161	$695,844	$510,774	$399,428	$516,940
Fixed charges:
Interest expense	$258,642	$236,480	$202,800	$191,085	$189,399
Interest within rental expense (1)	27,490	27,879	8,208	5,393	7,687
Capitalized interest	21,714	16,324	12,851	20,373	26,277
Total fixed charges	307,846	280,683	223,859	216,851	223,363
Preferred unit distributions	68,802	83,771	79,423	67,465	42,905
Fixed charges and preferred unit distributions	$376,648	$364,454	$303,282	$284,316	$266,268
Ratio of earnings to fixed charges	1.75	2.48	2.28	1.84	2.31
Ratio of earnings to fixed charges and preferred unit distributions	1.43	1.91	1.68	1.40	1.94

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).